Merrill Lynch Global Growth Fund, Inc.

File No. 811-08327

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending August 31, 2003, Merrill Lynch Global Growth Fund, Inc. (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of Mercury Global Holdings, Inc. (“Global Holdings”), File No. 811-04351.

At meetings of the Boards of Directors of the Registrant and Global Holdings, the Boards of Directors approved an Agreement and Plan of Reorganization (the “Reorganization”), pursuant to which the Registrant would acquire substantially all of the assets and assume substantially all of the liabilities of Global Holdings in exchange for an equal aggregate value of newly issued Class I, Class A, Class B and Class C shares of the Registrant.  In approving the Agreement, the Board of Directors of Global Holdings approved the subsequent deregistration and dissolution of Global Holdings.

On February 28, 2003, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-103549 and 811-08327) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Global Holdings.  The N-14 Registration Statement was declared effective by the Commission on March 30, 2003.

The shareholders of Global Holdings approved the Reorganization at a special meeting of shareholders held for that purpose.  On July 18, 2003 (the “Reorganization Date”), pursuant to the Agreement, Global Holdings transferred assets valued at $89,085,040.37 to the Registrant and received in exchange 12,576,047.432 newly-issued Class I, Class A, Class B, and Class C shares of the Registrant comprised of 11,510,564.693 Class I shares, 745,336.859 Class A shares 271,520.682 Class B shares and 48,625.198 Class C shares.  Such shares were then distributed to the shareholders of the Global Holdings on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.  Global Holdings ceased offering its shares as of the Reorganization Date.

An Application for Deregistration on Form N-8F was filed by Global Holdings with the Securities and Exchange Commission.